FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED LOAN
AGREEMENT (this "Amendment"), dated as January 1, 1996, by and among L.B. FOSTER COMPANY, a Delaware Corporation (the
"Borrower"), and MELLON BANK, N.A., NBD BANK and CORESTATES BANK,
N.A. (separately called a "Bank" and collectively the "Banks") and MELLON BANK, N.A., as agent for the Banks (in such capacity, the "Agent").

                             RECITALS:

WHEREAS the Borrower, the Banks and the Agent entered into an Amended and Restated Loan Agreement, dated as of November 1,
1995 (the "Restated Agreement"), pursuant to which the Banks have extended credit to the Borrower;

WHEREAS, the Borrower and the Banks desire to amend the Restated
Agreement; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Restated Agreement.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby agree as follows:

Section 1. Amendments to Restated Agreement. Section 2.02(c) of the Restated Agreement is hereby deleted and replaced with the following:

(c) Letter of Credit Fees. In lieu of any letter of credit fronting fees provided for in the Applications or otherwise, the Borrower agrees to pay to the Agent upon the issuance of each Standby Letter of Credit a fee equal to 1/10 of 10-. of the face amount of such Standby Letter of Credit, and the Borrower further agrees to pay to the Agent from time to time any issuance, amendment, payment, telex, postage and courier fees, at the Agent's standard rates (a schedule of which has been provided to the Borrower), in respect of Letters of Credit. The Borrower agrees that upon and following the issuance of a Standby Letter of Credit, the Agent shall be paid a fee per annum based upon the amount of the Standby Letter of Credit issued, which fee shall be calculated at a rate per annum for each day equal to the Applicable Margin with respect to the Euro-Rate in effect pursuant to Section 2.05(h) hereof for such day. Such letter of credit commission shall be payable on the last Business Day of each calendar quarter, and on the last date on which any Standby Letter of Credit issued hereunder expires,
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in each case for the preceding period for which such fee has not been paid. The Borrower agrees that upon the issuance of a Documentary Letter of Credit, the Agent shall be paid a fee equal to 1/2 of 1% of the face amount of the Documentary Letter of Credit issued; provided, however, that in the case of the acceptance by the Agent of any time draft with respect to a Documentary Letter of Credit issued hereunder, the Borrower agrees to pay to the Agent an acceptance fee per annum based upon the amount of the Documentary Letter of Credit issued, which acceptance fee shall be calculated at a rate per annum for each day during the period from the acceptance of such draft through its maturity equal to the Applicable Margin with respect to the Euro-Rate in effect pursuant to Section 2.05(h) hereof at the time of the acceptance of any such time draft.

Section 2. Representations and Warranties of Borrower. The Borrower hereby represents and warrants to each Bank and the Agent that this Amendment has been duly and validly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with the terms hereof, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors, rights or by general principles of equity limiting the availability of equitable remedies.

Section 3. Miscellaneous. (a) This Amendment shall become effective as of the date hereof, upon execution and delivery hereof by the Banks, the Borrower and the Agent. The execution below by the Banks shall constitute a direction to the Agent to execute this Amendment.

(b) The Restated Agreement, as amended by this Amendment, is in all respects ratified, approved and confirmed and shall, as so amended, remain in full force and effect. From and after the date hereof, all references to the "Agreement" in the Restated Agreement and in the other Loan Documents shall be deemed to be references to the Restated Agreement as amended by this Amendment.

(c) This Amendment, and the rights and obligations of the parties hereto, shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, excluding its rules relating to the conflict of laws.

(d) This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

L. B. FOSTER COMPANY


By: /s/Roger F. Nejes

Title: Sr. VP Finance Admin CFO


Mellon BANK, N. A., individually and as Agent

By:

Title:


NBD BANK

By:

Title:

CORESTATES BANK, N.A.

By:

Title: